Exhibit 99.1

Popular, Inc. Declares a Cash Dividend of $0.90 per Common Share

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – August 20, 2026 – Popular, Inc. (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.90 per share on its outstanding common stock. The dividend will be payable on October 1, 2026 to shareholders of record at the close of business on September 10, 2026.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. and British Virgin Islands, as well as auto and equipment leasing and financing in Puerto Rico. Popular also offers broker-dealer and insurance services in Puerto Rico through specialized subsidiaries. In the mainland United States, Popular provides retail and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com